UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 9, 2018

Wyndham Hotels & Resorts, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38432	82-3356232
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

22 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 753-6000
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 9, 2018, Wyndham Destination Network, LLC (“WDN LLC”), a Delaware limited liability company and a subsidiary of Wyndham Worldwide Corporation (“Wyndham Worldwide”), and certain other subsidiaries of Wyndham Worldwide, completed the previously announced sale (the “Sale”) of the Wyndham Vacation Rentals Europe business (the “Business”) to Compass IV Limited, an affiliate of Platinum Equity, LLC (the “Buyer”), pursuant to the terms of the Share Sale Agreement, dated as of March 27, 2018 (as amended, the “Agreement”), as amended by the Amendment and Restatement Deed to Sale and Purchase Agreement dated May 9, 2018.

In connection with the Sale, Wyndham Hotels & Resorts, Inc., a wholly owned subsidiary of Wyndham Worldwide that is expected to become a separate publicly traded company following the completion of the previously announced spin-off (“Wyndham Hotels”), has provided certain post-closing credit support in the form of guarantees of up to approximately £63 million and €2.5 million in total on a perpetual basis entered into on May 7, 2018 and May 8, 2018, respectively, to ensure that the Business meets the requirements of certain service providers and regulatory authorities to allow them to continue providing services or regulatory approval to the Business. In addition, pursuant to the Agreement, Wyndham Worldwide has provided post-closing credit support in the form of: (i)  a guarantee of up to approximately $180 million for a fixed term to June 30, 2019 (with the guaranteed amount winding down on a monthly basis) entered into on May 2, 2018 and (ii) a letter of credit of up to approximately £8.5 million for an initial period to May 1, 2019, which may be extended or revised at the end of such period, entered into on May 4, 2018. Further, WDN LLC has agreed that either Wyndham Worldwide or Wyndham Hotels will provide an additional £35.6 million in post-closing credit support to certain regulatory authorities by September 30, 2018, which post-closing credit support will also be guaranteed by either Wyndham Worldwide or Wyndham Hotels. In connection with such additional post-closing credit support, Wyndham Worldwide will deposit £35.6 million into an escrow account, which amount will be released to Wyndham Worldwide to the extent such post-closing credit support is provided or otherwise will remain in place for the benefit of the Buyer. The aforementioned guarantee to be provided by either Wyndham Hotels or Wyndham Worldwide in favor of the Buyer in relation to this credit support will only apply to the part of the £35.6 million in escrow that is released to Wyndham Worldwide.

Such post-closing credit support may be called if the Business fails to meets its primary obligation to pay amounts when due.  The guarantees cannot be terminated or amended without the consent of the Buyer. The Buyer has provided an indemnity to Wyndham Worldwide in the event that the post-closing credit support (other than the guarantee by Wyndham Worldwide of up to approximately $180 million) are enforced or called upon.  Certain subsidiaries of the Business have provided an indemnity to Wyndham Worldwide in the event that the guarantee by Wyndham Worldwide of up to approximately $180 million is enforced or called upon by the beneficiary.  Pursuant to the terms of the Separation and Distribution Agreement that is expected to be entered into in connection with the spin-off, Wyndham Hotels will assume one-third and Wyndham Worldwide will assume two-thirds of any such losses actually incurred by Wyndham Worldwide or Wyndham Hotels in the event that these credit support arrangements are enforced or called upon by any beneficiary and any amounts paid or received by Wyndham Worldwide in respect of any indemnification claims made under the Agreement.  The form of the Separation and Distribution Agreement was filed as Exhibit 2.1 to Wyndham Hotels’ Amendment No. 1 to its Registration Statement on Form 10 filed with the Securities and Exchange Commission on April 19, 2018.

Item 8.01                                           Other Events.

In connection with the Sale, affiliates of Wyndham Worldwide and the Buyer have entered into a 20-year agreement under which affiliates of the Buyer will pay a royalty fee of 1% of net revenue to Wyndham Hotels for the right to use the “by Wyndham Vacation Rentals” endorser brand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

WYNDHAM HOTELS & RESORTS, INC.

	By:	/s/ Nicola Rossi
	Name:	Nicola Rossi
	Title:	Chief Accounting Officer
Date: May 11, 2018